Exhibit 99.1

ProPhase Labs Announces Record Financial Results

for the Fourth Quarter and Full Year Ended December 31, 2021

Record Financial Results also expected for Q1 2022

Company to hold a conference call March 30, 2022, at 11:00AM ET

Garden City, NY – March 30, 2022 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified diagnostics and genomics company, today reported its financial and operational results for the fourth quarter and full year ended December 31, 2021.

Financial highlights for the full year ended December 31, 2021, include the following:

●	Net revenue of $79.0 million for the year ended December 31, 2021, as compared to $14.5 million for the year ended December 31, 2020, an increase of approximately 445%.

●	Net Income of $6.3 million, or $0.41 per share, for the year ended December 31, 2022, as compared to a net loss of $2.1 million, or $(0.18) per share, for the year ended December 31, 2020.

●	Adjusted EBITDA income of $18.1 million for the year ended December 31, 2021, as compared to adjusted EBITDA loss of $0.3 million for the year ended December 31, 2020.

●	Cash, cash equivalents and marketable equity securities of $17.4 million and net working capital of $45.8 million at December 31, 2021.

●	580,000 diagnostics tests were performed in Fiscal 2021 including 350,000 diagnostics tests that were performed in the quarter ended December 31, 2021.

Financial highlights for the fourth quarter 2021 include the following:

●	Net revenues of $45.2 million for the three months ended December 31, 2021, as compared to net revenues of $5.2 million for the three months ended December 31, 2020.

●	Net income of $10.6 million, or $0.68 per share for the three months ended December 31, 2021, compared to a net loss of $1.0 million, or ($0.09) per share, for the three months ended December 31, 2020. This includes the impairment of a note receivable of $3.75 million.

●	Adjusted EBITDA income of $16.5 million for Q4 2021 as compared to adjusted EBITDA income of $0.1 million for Q4 2020.

●	18.3% increase in gross margins to 54.5% for the three months ended December 31, 2021 as compared to 36.2% for the three months ended December 31, 2020.

Corporate highlights for the year ended December 31, 2021, and subsequently include the following:

●	Built from scratch a 25,000 square foot state-of-the-art New York CLIA certified laboratory in Garden City, New York, corporate headquarters subsequently moved to this location.

●	Second half of 2021, built strong leadership team with key promotions and additions to management team contributing to significant growth and improved operating efficiencies.

●	Acquired Nebula Genomics, Inc., (“Nebula Genomics”) a privately owned personal genomics company, for an aggregate purchase price of $14.6 million. Nebula Genomics co-founder and renowned Harvard scientist, George Church, Ph.D., to spearhead ProPhase Labs new scientific advisory board.

●	Presented at five investor conferences, including LD Micro, Benzinga Health Care Small Cap, H.C. Wainwright Global, SNN Network Summer, and the Q3 Investor Summit.

●	Repurchased 166,824 shares at an aggregate amount of $944,000 or $5.66 per share, pursuant to ProPhase Labs previously announced repurchase program.

●	Paid a special cash dividend of $0.30 per share on June 3, 2021. Subsequent to year end 2021, paid an additional special cash dividend of $0.30 per share on March 10, 2022.

Ted Karkus, ProPhase Lab’s Chief Executive Officer, commented, “I am so proud of our entire team for the phenomenal success that we achieved in our first full year in the CLIA lab diagnostics testing business. Our testing levels increased significantly during Q4, due to our extensive expansion and diversification of our customer base, including independent pharmacies, schools, concierge services in multiple states, municipal contract wins, etc. At the same time, we now employ significantly more temporary employees which provide flexibility to increase and decrease the work force more efficiently as demand for testing fluctuates. Our strong Q4 financial results reflect this growth in customers combined with more efficient operations.

We expect Q1 2022 to produce even stronger results than Q4 2021. In addition to a high level of testing during the current quarter, and a more efficient work force, we have achieved additional efficiencies in laboratory processing which should increase gross margins even further. Furthermore, Q4 2021 included an impairment charge of $3.7 million that will not occur in Q1 2022. We therefore project record financial results for Q1 2022, which should include increases in working capital and cash levels for the quarter ending March 31, 2022, even after adjusting for the special dividend paid on March 10, 2022.

We expect waves of COVID-19 to continue, and are currently planning for an increase in the incidence of COVID-19 due to the BA2 variant which is currently accelerating in the UK. We are very well positioned for future waves. At the same time, within the next few months, we are planning to expand our clinical laboratory in Garden City, NY to provide additional diagnostic testing beyond COVID-19 related tests to leverage our existing and growing customer base.

We are proceeding as planned with our integration of Nebula Genomics into our ProPhase Precision Medicine division. We are confident that combining Nebula Genomics’ comprehensive genomic testing with our CLIA-certified lab capabilities will lead to faster turnaround times and lower price points, driving additional demand. We also plan to offer low-pass genomic testing at significantly lower price points. This will allow us to leverage our distribution network of more than 40,000 food, drug, and mass retail stores to further expand direct-to-consumer and big-box retail distribution of Nebula’s genomic sequencing products and services. Additional goals include the development of partnerships for Nebula’s proprietary library, research collaborations with universities, leveraging the Nebula data base, etc. Each of these initiatives could significantly grow sales as we look forward to 2022 and beyond.

We also anticipate year over year growth in 2022 in both our traditional dietary supplements and contract manufacturing businesses.

We will also continue to evaluate and pursue additional strategic and synergistic acquisitions to build our precision medicine and genomics research capabilities with the help of world-renowned genomics expert, George Church, co-founder of Nebula Genomics and advisor to ProPhase Labs,” concluded Mr. Karkus.

Financial Results

Year Ended December 31, 2021

Net revenue for Fiscal 2021 increased $64.5 million to $79.0 million, or 445% as compared to $14.5 million for Fiscal 2020. The increase in net revenue was the result of a $67.2 million increase in net revenue from diagnostic services, offset by a $2.7 million decrease in net revenue from consumer products. Fiscal 2021 had a full year of operations of diagnostic services, as compared to one month of operations in Fiscal 2020. The decrease in net revenue from consumer products for Fiscal 2021 as compared to Fiscal 2020 was primarily due to a decrease in the volume of customer orders as a result of the demand and inventory levels of third-party contract manufacturing customers, which was partially offset by $2.2 million of net revenue from the operations of Nebula.

Cost of revenues for Fiscal 2021 were $37.1 million, comprised of $29.4 million for diagnostic services and $7.6 million for consumer products. Cost of revenues for Fiscal 2020 were $9.9 million comprised of $0.6 million for diagnostic services and $9.3 million of consumer products. We realized a gross profit $42.0 million for Fiscal 2021 as compared to $4.6 million for Fiscal 2020. The increase of $37.4 million was comprised of an increase of $38.5 million in diagnostic services, offset by a $1.1 million decrease in consumer products. For Fiscal 2021, our gross margin was 53.1% as compared to 31.7% for Fiscal 2020. The increase in gross margin for Fiscal 2021 as compared to Fiscal 2020 is principally due to margins generally associated with our new diagnostic services business. Gross margins have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic expenses for Fiscal 2021 were $9.2 million as compared to $0.4 million of diagnostic expenses for Fiscal 2020. The increase in diagnostic expenses of $8.8 million was comprised of network providers expenses associated with our new diagnostic services business.

General and administration expenses increased $15.0 million for Fiscal 2021 to $22.5 million as compared to $7.5 million for Fiscal 2020. The increase in general and administration expenses for Fiscal 2021 as compared to Fiscal 2020 was principally growth in personnel expenses and professional fees associated with our new diagnostic services business.

Research and development costs for Fiscal 2021 and 2020 were $0.5 million and $0.6 million, respectively. The decrease in research and development costs was principally due to lower professional expenses.

As a result of the effects of the above, the net income from continuing operations before income taxes for Fiscal 2021 was $6.3 million as compared to a net loss from continuing operations of $2.3 million.

Our aggregate cash and cash equivalents and restricted cash as of December 31, 2021 were $8.7 million as compared to $6.8 million at December 31, 2020. Our working capital was $45.8 million and $9.6 million as of December 31, 2021 and 2020, respectively. The increase of $1.9 million in our cash and cash equivalents for the year ended December 31, 2021 was principally due to our receipt of aggregate net proceeds of $40.6 million from the issuance of common stock and warrants in a registered direct offering and subsequent public offering, proceeds from the sale of marketable debt securities of $15.9 million, and repayment of promissory note receivable of $0.3 million, offset by (i) purchases of marketable securities of $21.5 million, (ii) cash dividend payments of $4.5 million, (iii) issuance of a secured promissory note receivable of $1.0 million, (iv) payment of $9.1 million related to business acquisition, (v) repurchase of common shares for $0.9 million, (vi) capital expenditures of $4.2 million, and (vii) cash used in operations of $13.6 million.

Conference Call and Webcast Details

Management will host a conference call at 11:00 AM ET today, March 30, 2022, to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference call by navigating to: https://dpregister.com/sreg/10164499/f1e84ec36b

Please note that registered participants will receive their dial in number upon registration and may dial directly into the call without delay. Those without internet access or unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into ProPhase Lab’s call.

The conference call will be broadcast live and available for replay at https://services.choruscall.com/mediaframe/webcast.html?webcastid=XR6Twsmq and via the investor relations section of the Company’s website at www.ProPhaseLabs.com.

A webcast replay of the call will be available approximately two hours after the end of the call at the above links. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code #6560008.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a diversified diagnostics and genomics company.

ProPhase Diagnostics, Inc., a wholly-owned subsidiary of ProPhase, offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories including state-of-the-art polymerase chain reaction (PCR) testing for SARS-CoV-2 (COVID-19). Critical to COVID-19 testing, ProPhase Diagnostics provides fast turnaround times for results. ProPhase Diagnostics also offers best-in-class rapid antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing.

ProPhase Precision Medicine, Inc., a wholly-owned subsidiary of ProPhase, focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression.

ProPhase Global Healthcare, Inc., a subsidiary of ProPhase, was formed to seek to expand the Company’s SARS-CoV-2 (COVID-19) testing into other countries and to pursue additional healthcare-related initiatives.

ProPhase has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements under the TK Supplements® brand and Phamaloz contract manufacturing subsidiary.

ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products. For more information, visit www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including statements regarding our expectations with respect to Q1 2022 COVID-19 testing revenues and financial results, our plans to expand our diagnostic testing services, our ability to provide genomic testing with faster turnaround times and lower price points resulting in increased demand, our ability to leverage our distribution network to expand direct-to-consumer and big-box retail distribution of Nebula’s genomic sequencing products and services, our goals related to the development of partnerships and research collaborations, and our ongoing efforts to evaluate and pursue additional strategic and synergistic acquisitions to build our precision medicine and genomics research capabilities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to general economic conditions, the scale, scope and duration of the COVID-19 pandemic, consumer demand for our COVID-19 testing and other lab processing services, our ability to collect payment for the diagnostic tests we deliver, including our ability to collect payment from uninsured individuals if emergency funding is not allocated to the HRSA uninsured program, challenges relating to entering into new business lines, the competitive environment, our failure to obtain and maintain necessary regulatory approvals, our ability to continue to ramp up our labs’ testing capacity and execute on our business plan, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings.

Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$8,408	$6,816
Restricted cash	250	-
Marketable debt securities, available for sale	8,779	1,639
Marketable equity securities, at fair value	76	-
Accounts receivable, net	37,708	3,155
Inventory, net	4,600	3,039
Prepaid expenses and other current assets	1,496	1,238
Total current assets	61,317	15,887

Property, plant and equipment, net	5,947	3,578
Secured promissory note receivable	-	2,750
Prepaid expenses, net of current portion	460	2,084
Right-of-use asset, net	4,402	4,731
Intangible assets, net	10,852	1,234
Goodwill	5,709	901
Other assets	608	240
TOTAL ASSETS	$89,295	$31,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,026	$3,771
Accrued diagnostic services	1,890	-
Accrued advertising and other allowances	104	463
Lease liabilities	663	329
Deferred revenue	2,034	169
Other current liabilities	3,807	1,562
Total current liabilities	15,524	6,294

Non-current liabilities:
Deferred revenue, net of current portion	905	162
Note payable	44	-
Unsecured convertible promissory notes, net	9,996	9,991
Lease liabilities, net of current portion	4,198	4,402
Total non-current liabilities	15,143	14,555
Total liabilities	30,667	20,849

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	-	-
Common stock authorized 50,000,000, $0.0005 par value, 15,485,900 and 11,604,253 shares outstanding, respectively	16	14
Additional paid-in capital	104,552	61,674
Retained earnings (accumulated deficit)	2,642	(3,631)
Treasury stock, at cost, 16,818,846 and 16,652,022 shares, respectively	(48,407)	(47,490)
Accumulated other comprehensive loss	(175)	(11)
Total stockholders’ equity	58,628	10,556
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$89,295	$31,405

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

	For the years ended
	December 31, 2021	December 31, 2020
Revenues, net	$79,042	$14,514
Cost of revenues	37,054	9,908
Gross profit	41,988	4,606

Operating expenses:
Diagnostic expenses	9,174	448
General and administration	22,493	7,498
Research and development	520	633
Total operating expenses	32,187	8,579
Gain on sale of real estate	-	1,892
Income (loss) from operations	9,801	(2,081)

Interest income, net	642	62
Interest expense	(1,148)	(295)
Change in fair value of investment securities	(240)	-
Impairment of secured promissory note receivable	(3,750)	-
Income (loss) from continuing operations before income taxes	5,305	(2,314)
Income tax benefit (expense)	968	(12)
Income (loss) from continuing operations after income taxes	6,273	(2,326)

Discontinued Operations:
Income from discontinued operations	-	201
Net income (loss)	$6,273	$(2,125)

Other comprehensive loss:
Unrealized loss on marketable debt securities	(164)	(9)
Total comprehensive income (loss)	$6,109	$(2,134)

Basic and earnings (loss) per share:
Income (loss) from continuing operations	$0.41	$(0.20)
Income from discontinued operations	-	0.02
Net income (loss) per share	$0.41	$(0.18)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.40	$(0.20)
Income from discontinued operations	-	0.02
Net income (loss) per share	$0.40	$(0.18)

Weighted average common shares outstanding:
Basic	15,172	11,595
Diluted	18,393	11,595

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the years ended
	December 31, 2021	December 31, 2020
Cash flows from operating activities
Net income (loss)	$6,273	$(2,125)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Realized (gain) loss on marketable debt securities	165	(2)
Gain on discontinued operations, net of taxes	-	(201)
Depreciation and amortization	3,234	449
Amortization of debt discount	5	1
Amortization on right-of-use assets	329	9
Lower of cost or net realizable value inventory adjustment	-	68
Consulting expense paid through reduction of secured promissory note receivable	-	250
Impairment of secured promissory note receivable	3,750	-
Stock-based compensation expense	3,183	1,459
Change in fair value of investment securities	240	-
Non-cash interest income on secured promissory note receivable	(316)	-
Gain on sale of real estate	-	(1,892)
Accounts receivable allowances	(3,865)	97
Inventory valuation reserve	267	(193)
Changes in operating assets and liabilities:
Accounts receivable	(30,466)	(1,136)
Inventory	(1,746)	(1,275)
Prepaid and other assets	1,445	(3,005)
Other assets	(368)	(240)
Accounts payable and accrued expenses	2,450	3,339
Accrued diagnostic services	1,890	-
Deferred revenue	2,608	-
Lease liabilities	130	(9)
Other liabilities	(2,827)	1,814
Net cash used in operating activities	(13,619)	(2,592)

Cash flows from investing activities
Business acquisitions, net of cash acquired	(9,066)	-
Issuance of secured promissory note receivable	(1,000)	(3,000)
Purchase of marketable securities	(21,527)	(4,560)
Proceeds from sale of marketable debt securities	15,858	3,840
Repayment of promissory note	300	-
Escrow receivable	-	4,812
Acquisition of Confucius Labs	-	(2,500)
Proceeds from sale of building, net	-	2,081
Capital expenditures	(4,231)	(1,689)
Net cash used in investing activities	(19,666)	(1,016)

Cash flows from financing activities
Proceeds from issuance of common stock from public offering, net	35,135	-
Proceeds from issuance of common stock and warrants from private offering	5,500	-
Proceeds from unsecured convertible promissory notes	-	10,000
Issuance costs on unsecured convertible promissory notes	-	(10)
Repayment of note payable	(45)	-
Repurchases of common shares	(917)	-
Payment of dividends	(4,546)	-
Net cash provided by financing activities	35,127	9,990

Increase in cash, cash equivalents and restricted cash	1,842	6,382
Cash, cash equivalents and restricted cash, at the beginning of the year	6,816	434
Cash, cash equivalents and restricted cash, at the end of the year	$8,658	$6,816

Supplemental disclosures:
Cash paid for income taxes	$-	$-
Interest payment on the promissory notes	$1,000	$250

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common shares related to business acqusition	$3,608	$-
Right-of-use assets and lease liability recorded upon adoption of ASC 842	$-	$4,740
Net unrealized loss, investments in marketable debt securities	$(164)	$(9)
Recognize additional goodwill related to deferred tax liability	$362	$-

Non-GAAP Financial Measure and Reconciliation

(in thousands)

(unaudited)

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measure we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months		For the years ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
GAAP net income (loss) (1)	$10,589	$(978)	$6,273	$(2,125)
Interest, net	168	245	506	233
Depreciation and amortization	1,189	113	3,233	126
EBITDA	11,946	(620)	10,012	(1,766)
Acquisition costs (2)	-	-	674	-
Share-based compensation expense	745	780	3,183	1,459
Non-cash rent expense (3)	15	-	459	-
Bad debt expense	3,750	-	3,750	-
Adjusted EBITDA	$16,456	$160	$18,078	$(307)

(1) We believe that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2) Transaction cost related to the Nebula acquisition.

(3) The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.